Exhibit 99.1

2929 Seventh Street, Suite 100
Berkeley, CA 94710
Contact:
Dynavax Technologies Corporation
Deborah A. Smeltzer
VP Operations & Chief Financial Officer
Phone (650) 665-7222
Email: dsmeltzer@dvax.com
DYNAVAX ANNOUNCES CLOSING OF COMMON STOCK OFFERING AND
EXERCISE OF UNDERWRITER’S OVER-ALLOTMENT OPTION
Berkeley, CA — October 10, 2006 — Dynavax Technologies Corporation (NASDAQ:DVAX) today announced the closing of its underwritten public offering of 7,130,000 shares of its common stock that included the exercise of the underwriter’s over-allotment option of 930,000 shares, at a price of $4.40 per share. The offering was made under the company’s existing shelf registration statement and resulted in net proceeds to the company of approximately $29.5 million, after payment of underwriting discounts and commissions, but excluding estimated offering expenses.
Pacific Growth Equities, LLC. acted as the sole underwriter for this offering. Copies of the final prospectus relating to the offering may be obtained from Pacific Growth Equities, LLC at One Bush Street, Suite 1700, San Francisco, CA, 94104.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About Dynavax
Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative TLR9 agonist-based products to treat and prevent allergies, infectious diseases, cancer, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our clinical development programs are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. Dynavax’s pipeline includes: TOLAMBA™, a ragweed allergy therapeutic, for which a major safety and efficacy trial (DARTT) is currently underway, and that is in a supportive clinical trial in ragweed allergic children; HEPLISAV™, a hepatitis B vaccine in Phase 3; and a therapy for non-Hodgkin’s lymphoma in Phase 2. Its preclinical asthma and COPD programs are partnered with AstraZeneca. Funding for the company’s other preclinical programs in cancer, hepatitis B and hepatitis C therapies, and for an influenza vaccine have been provided by Symphony Dynamo, Inc. and the NIH, and represent future partnering opportunities.

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